Exhibit 99.1

News Release

For Immediate Release

Investor Contact:

Steven J. Craig

Sr. Vice President Investor Relations and Administration

713-229-6300

DUNE ENERGY UPDATES THIRD QUARTER OPERATING RESULTS

Houston, Texas, October 22, 2009 - Dune Energy, Inc. (NYSE AMEX:DNE).

Drilling and Completion Operations

The Wieting #32 well at the Chocolate Bayou Field, Brazoria County, Texas, was drilled and logged to a total measured depth of 12,750 feet. A private party operated the drilling, and Dune will operate the completion procedure and production. Electric logs indicate approximately 50’ of high quality gas pay in the primary objective of the 12,000 S Sand. Completion and flowline installations are expected to be in place by early November 2009. The Wieting #30 well was recently recompleted and is currently flowing at approximately 5 MMcfe/day. Dune has a 50% working interest in the completion of the Wieting #32 and a 100% working interest in the Wieting #30. At South Alvin Field in Brazoria County, Texas, Dune has completed drilling operations and flow testing and is preparing to lay a pipeline for production. The well has tested over 3 MMcfe/day, and first production is anticipated in early December 2009. Dune operates the Alvin Townsite GU #1 ST2 well with a 76.6% working interest. Several workovers of existing wells within the Garden Island Bay Field, Plaquemines Parish, Louisiana are currently ongoing.

At Leeville Field, Lafouche Parish, Louisiana, Dune has a 5% ORRI in a 12,500’ exploratory test well currently drilling below 8,967’ measured depth. The well is operated by a private entity. At Bateman Lake Field, St. Mary Parish, Louisiana the company anticipates one exploratory well to be drilled in the fourth quarter of 2009 or first quarter of 2010 based on an exploration agreement with a private entity. Dune can choose to be carried for a 20% working interest or to participate for an approximate 35% working interest including a carried percentage. Additional workovers of existing wells in several fields are planned during the fourth quarter. We anticipate commencing drilling operations in Garden Island Bay in late 2009 or early in 2010 on a 2 to 5 well program primarily focused on oil reservoirs.

Production Volumes

Third quarter production volumes averaged between 22 and 24 MMcfe/day as compared to approximately 26 MMcfe/day for the first half of 2009. The recent activity is anticipated to result in fourth quarter volumes averaging between 29 and 33 MMcfe/day depending on sustained rates and timing on new well production.

Liquidity

At the end of the third quarter we had $19.9 million in cash. Additionally, availability under the Wells Fargo Foothill revolver was increased to $40 million of which $17 million is currently drawn and $8.3 million is issued in standby letters of credit, resulting in almost $35 million of liquidity at the end of the quarter.

Hedging

In addition to our hedges for the remainder of 2009, we have put costless collars in place for 2010 for both gas and oil production. Over the year approximately 6.5 MMcf/day of gas is hedged with a floor of $4.50 per MMcf and a ceiling of $7.68 per MMcf, and for the same time frame approximately 900 BO is hedged with a floor of $60.00 per BO and a ceiling of $88.10 per BO. This is slightly above the 50% of proved developed producing volumes currently forecast for 2010 as required under our Wells Fargo Foothill credit agreement.

James A. Watt, President and Chief Executive Officer stated “We are pleased with the results of the third quarter activity and plan to continue well workovers in various fields along with initiating a new well drilling program at Garden Island Bay late in 2009 or early 2010. We severely limited our capital programs during the low commodity price environment but now feel with improved prices we can more aggressively pursue drilling operations within our fields. This increased activity will be scheduled to remain within the liquidity constraints of our cash on hand and availability under the revolver”.

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FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning estimates of expected drilling and development wells and associated costs, statements relating to estimates of, and increases in, production, cash flows and values, statements relating to the continued advancement of Dune Energy, Inc.’s projects and other statements which are not historical facts. When used in this document, the words such as “could,” “plan,” “estimate,” “expect,” “intend,” “may,” “potential,” “should,” and similar expressions are forward-looking statements. Although Dune Energy, Inc. believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include the potential that the Company’s projects will experience technological and mechanical problems, geological conditions in the reservoir may not result in commercial levels of oil and gas production, changes in product prices and other risks disclosed in Dune’s Annual report on Form 10-K filed with the U.S. Securities and Exchange Commission.

SOURCE Dune Energy, Inc.

CONTACT: Investors, Steven J. Craig, Sr. Vice President Investor Relations and Administration, Dune Energy, Inc.,

+1-713-229-6300